Exhibit 99.1

FOR IMMEDIATE RELEASE

October 5, 2004

For more information contact:

Robert D. Monson, Chief Financial Officer

Telephone:  (713) 881-8900

SEITEL CEO ANNOUNCES RESIGNATION

HOUSTON (October 5, 2004) - Seitel, Inc. (OTC Bulletin Board: SELA), announced today that its president and chief executive officer, Randy Stilley, has advised Seitel's board of his intention to leave Seitel.  Mr. Stilley advised Fred Zeidman, chairman of the board, that while he had enjoyed his tenure at Seitel, an unexpected opportunity had presented itself that was simply too attractive to decline at this stage of his business career.  Seitel intends to immediately commence a search for a new chief executive officer and expects to consider both internal and external candidates.  Mr. Stilley's duties will be assumed by Mr. Zeidman on an interim basis.